Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Rigetti Computing, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,000,000	$4.38(2)	$4,380,000.00	0.0000927	$406.03

		Total Offering Amounts				$4,380,000.00

		Total Fees Previously Paid				—

		Total Fee Offsets				—

		Net Fee Due				$406.03

(1)

Consists of up to 1,000,000 shares of common stock issued or issuable upon the exercise of the warrant (the “Ampere Warrant”), originally issued to Ampere Computing LLC (“Ampere”) in connection with the Warrant Subscription Agreement, entered into by and between Rigetti Holdings, Inc. and Ampere, at an exercise price of $0.0001 per share.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on August 9, 2022, as reported on the Nasdaq Capital Market.